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EXHIBIT 23.1

                     CONSENT OF WEAVER AND TIDWELL, L.L.P.,
                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Pacific Energy Resources Ltd.

We have issued our report dated January 7, 2008 accompanying the consolidated financial statements of Pacific Energy Resources Ltd. and subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in foregoing Registration Statement on Form S-1 and hereby consent to the use of said report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Independent Auditors."

/S/ WEAVER AND TIDWELL, L.L.P.

Fort Worth, Texas
February 5, 2008